Exhibit (d)(3)

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
3530 Toringdon Way
Suite 200
Charlotte, North Carolina 28277

April 12, 2013

STRICTLY PRIVATE AND CONFIDENTIAL

H. Lundbeck A/S
Ottiliavej 9
2500 Valby — Denmark

Ladies and Gentlemen:

In connection with your interest concerning a possible business transaction (a “Possible Transaction”) between you and Chelsea Therapeutics International, Ltd. (the “Company”, “we” or “us”), you have requested certain information from us. In consideration of our furnishing you with the Evaluation Material (defined below), you agree as follows:

1. Evaluation Material.  You will treat confidentially any and all information concerning the Company or any subsidiary or affiliate thereof (collectively, the “Company Group”) relating solely to Company Group’s proprietary substance Northera for the treatment of neurogenic orthostatic hypotension which has been or is in the future made available by us or our Representatives (as hereinafter defined) to you or any of your Representatives, orally or in writing (whatever the form or storage medium), including information concerning the Company Group’s affiliates, businesses, operations, markets, products, product specifications, designs, documentation, technical data, trade secrets, formulas, processes, computer programs (in object or source code form), know-how, research and development, financial condition, results of operations, projections, strategies, marketing information, contracts, customers, employees or prospects, and any and all notes, analyses, compilations, studies or other documents prepared by you or by your Representatives containing or reflecting or based upon, in whole or in part, any such information (collectively, “Evaluation Material”). The term “Evaluation Material” does not include information which: (a) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by you or any of your Representatives who received such information pursuant hereto and this disclosure constituting a breach of this letter agreement); or (b) was or becomes available to you or any of your Representatives on a non-confidential basis, prior to its disclosure to you by us or our Representatives, provided that the source of such information is not under a contractual, legal or other obligation not to transmit such information to you; (c) was received by you from a third party, provided, however, that such information was not — to your reasonable knowledge — obtained by the said third party from us under obligations of confidentiality; (d) was independently developed by or for you without use of our Evaluation Material.- “Representatives” means, collectively, with respect to any person, such person’s officers, directors, employees, financial advisors, attorneys and accountants. Your obligations under this letter agreement applies for 2 years from the date of this letter agreement.

Notwithstanding the above, the parties agree that for the purpose of determining your obligations under this agreement: (a) the Evaluation Material initially disclosed by the Company Group will consist substantially of empirical results and data relating to the biological/pharmacological and, if any, clinical activities of Northera, and you specifically do not wish to receive any information about; (i) formula, amino acid or nucleic acid sequence proprietary to the Company Group; nor (ii) information about development plans, IP strategies, regulatory strategies, unpublished patents and information about speculations regarding Northera’s (or any other compound’s) functionality or suitability; nor (iii) about chemical structures (except for chemical structures of Northera), and (b) any information other than such results and data purported to be disclosed by the Company Group will be deemed to be Evaluation Material hereunder if (and only if) you have in advance confirmed in writing specifically to the Company Group your specific interest in receiving such additional information.

All tangible forms of information disclosed to you shall be clearly marked as “Confidential” to be deemed as such under this Agreement. All non-tangible forms of information disclosed to you must be reduced to writing, identified as being confidential, and provided by the Company Group to you no later than 30 days after first disclosure in order to be considered Evaluation Material under this agreement.

2. Use of Evaluation Material.  You will use Evaluation Material solely for the purpose of evaluating a Possible Transaction and not for any other purpose. You shall maintain the strict confidentiality of any Evaluation Material provided to you or any of your Representatives and shall not disclose any part of it to any other person; provided, however, that you may disclose Evaluation Material to those of your Representatives who have a reasonable need to know such information in order to assist you in evaluating a Possible Transaction if, that prior to any such disclosure, (a) you inform any such Representative of the terms of this letter agreement and (b) such Representative agrees to preserve the confidentiality of the Evaluation Material and to use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and not for any other purpose. You shall be responsible for any breach of this letter agreement by any of your Representatives. You shall treat the Evaluation Material with the same degree of care as you would your own confidential information, but in no event with less than reasonable care. The term “person” as used in this letter agreement shall be broadly interpreted to include without limitation the media, any individual and any corporation, partnership, company, group or other entity.

3. Subpoenas, etc.  If you or any of your Representatives become required by law or applicable legal process to disclose any Evaluation Material, you shall provide us with prompt prior written notice of such requirement and the terms of and, circumstances surrounding such requirement so that we may seek an appropriate protective order or other remedy, and you shall provide such cooperation with respect to obtaining a protective order or other remedy as we shall reasonably request. If, in the absence of a protective order or other remedy or the receipt of a waiver by us, you or any of your Representatives are nonetheless, legally compelled to disclose Evaluation Material to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which you are legally required to be disclose.

4. No License to Evaluation Material.  The Company Group shall retain the entire right, interest and title to the Evaluation Material. No license under any patent, copyright, trademark, other intellectual property right or any application therefor is hereby granted or implied by the provision of Evaluation Material hereunder. You shall not alter or obliterate any trademark or any other proprietary mark or notice thereof of the Company Group on any copy of the Evaluation Material, and you shall accurately reproduce any such mark or notice on any copies made by you of the Evaluation Material.

5. No Unauthorized Contact.  During the course of your evaluation, you shall direct all communications concerning a Possible Transaction, requests for information, requests for meetings, discussions or questions concerning procedures and any and all other inquiries and communications to Torreya Partners. Accordingly, you agree not to directly or indirectly contact or communicate with any director, officer, employee, customer or supplier of the Company Group concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the prior written consent of the Company. You also represent and warrant that you do not have, and agree that without our prior written consent you will not enter into, any agreement or arrangement with: (a) any other person (i) that such person will refrain from making an offer to the Company regarding a Possible Transaction or refrain from discussing with the Company the possibility of a Possible Transaction, or (ii) that such person will be granted an equity participation in, or otherwise participate with you in, a Possible Transaction, whether or not such person separately approached the Company in connection with a Possible Transaction; or (b) any lender or other provider of debt financing that such person will provide financing exclusively to you, or will not provide financing to any other persons, in connection with a Possible Transaction.

6. Current Equity Ownership; Derivative Transactions.  You hereby represent that you and your “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) together with any other person with whom you are acting in concert in connection with a Possible Transaction or have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act (a “Group Member”) beneficially own in the aggregate less than 5% of the outstanding shares of common stock of the Company. You hereby represent that, as of the date hereof, no agreement, arrangement or understanding (including without limitation any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) has been entered into, and no agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss, to manage risk or to benefit from changes in the share price of any of the Company’s securities, or increase or decrease the voting power with respect to any of the Company’ securities, by you or your affiliates or associates or any other of your Group Members. You hereby represent that each and every Group Member will be executing a copy of this letter agreement, which will be promptly forwarded to the Company.

7. Restrictions on Unsolicited Acquisition Activities.  In consideration of the provision of Evaluation Material hereunder, you agree that, until the earlier of the end of the two-year period beginning on the date of this letter agreement and the date of the consummation of a Possible Transaction, without the prior written consent of the Company, neither you nor any of your or their respective affiliates will: (a) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any voting securities or assets of the Company or any subsidiary thereof; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the U.S. Securities and Exchange Commission) or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof; (c) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company; (d) directly or indirectly make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets or any subsidiary thereof, or any successor to or person in control of the Company or any of its businesses, or any assets of the Company or any subsidiary thereof or of any such successor or controlling person; (e) seek or propose to influence or control the Company’s management or policies; (f) seek to negotiate or influence the terms and conditions of employment of employees of the Company or any subsidiary thereof; (g) form, join or in any way participate in a group in connection with any of the foregoing; or (h) enter into any agreement, arrangement or understanding, the effect or intent of which is to mitigate loss, to manage risk or to benefit from changes in the share price of any of the Company’s securities, or increase or decrease the voting power with respect to any of the Company’s securities (including without limitation any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares).

8. Destruction of Evaluation Material.  If at any time you determine not to proceed with a Possible Transaction, you will promptly notify the Company of that determination and, in such event, and at any time upon our request or that of any of our Representatives, you shall immediately (a) cease using the Evaluation Material, (b) destroy any Evaluation Material furnished by us or any of our Representatives and any and all copies thereof, and (c) destroy any and all notes, analyses, compilations, summaries, studies or other documents prepared by you or any of your Representatives containing or reflecting any Evaluation Material. However, notwithstanding any other provisions of this agreement, you shall have the right to retain one (1) copy of the Evaluation Material solely for the purpose of determining your obligations under this agreement. We acknowledge and accept that you cannot return or destroy Evaluation Material stored on central computer back-up systems. Any destruction shall, upon our request, be certified in writing by an authorized officer of yours supervising such destruction and delivered to us via electronic mail. Notwithstanding the destruction of the Evaluation Material, you and your Representatives will continue to be bound by the confidentiality and other obligations hereunder.

9. Non-Disclosure.  Without our prior written consent, you will not, and will cause your affiliates and your and their respective Representatives not to, disclose to any person that any investigations, discussions or negotiations are taking place concerning a Possible Transaction, that you have requested or received Evaluation Material from us, any employee’s position with, or interest in the Company before or after the consummation of the Possible Transaction, or any of the terms, conditions or other facts with respect to a Possible Transaction, including the status thereof.

10. No Representation or Warranty.  Neither we nor any of our affiliates nor any of our or their Representatives: (a) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material provided or to be provided hereunder; (b) will have any liability to you or any other person resulting from your use of any Evaluation Material, the contents thereof or from any action taken or any inaction occurring in reliance thereon, except and to the extent expressly provided in a binding written definitive agreement (excluding, for the avoidance of doubt, any letter of intent or other preliminary agreement or any written or verbal agreement in principle) with respect to a Possible Transaction (a “Transaction Agreement”). Only those representations or warranties that are made in a definitive Transaction Agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

11. No Binding Agreement.  You acknowledge and agree that no contract or agreement relating to a Possible Transaction shall be deemed to exist between you and us unless and until a Transaction Agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including without limitation breach of contract) in connection with a Possible Transaction unless and until a Transaction Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Transaction Agreement has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction except, in the case of this letter agreement, for the matters specifically agreed to herein.

12. Sale Process.  You understand and agree that (a) the Company and its Representatives shall be free to conduct the process relating to the Possible Transaction in such manner as the Company in its sole discretion shall determine (including without limitation negotiating with any other prospective parties and entering into a Transaction Agreement without prior notice to you or to any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to such sale at any time without notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to a Possible Transaction, and to terminate discussions and negotiations with you at any time and for any reason or no reason, and (c) you shall not have any claims whatsoever against the Company or any of its Representatives arising out of or relating to the Possible Transaction.

13. Securities Laws.  You acknowledge that you and your affiliates and your and their respective Representatives are aware that applicable securities laws prohibit any person who has material, non-public information concerning the Company Group or any member thereof from purchasing or selling any securities of the Company or its affiliates, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14. Remedies.  You acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached. Therefore, you acknowledge not to raise the objection that seeking damages is a sufficient remedy and alternative to us seeking equitable relief, including an injunction and specific performance, in the event of any breach of any of the provisions of this letter agreement by you or any of your Representatives in addition to all other remedies available to the Company Group at law or in equity. To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work-product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work-product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, workproduct doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint-defense doctrine.

15. Miscellaneous.

(a) No failure or delay by the Company Group in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(b) This letter agreement embodies the entire agreement between the parties hereto and understanding with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements and understandings with respect to the subject matter hereof.

(c) This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicts of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any other jurisdiction to apply. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court located in the County of New York in the State of New York for any actions, suits or proceedings arising out of or relating to this letter agreement. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in such courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) This letter agreement may not be amended, except by a writing executed by both you and the Company, and no waiver of any provision hereof shall be valid unless it is in writing and signed by the party against whom such waiver is sought to be enforced.

(e) You may not assign or otherwise transfer this letter agreement or any of your rights or obligations hereunder without the prior written consent of the Company (including without limitation a transfer by way of merger, consolidation or purchase of assets).

(f) If any provision of this letter agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this letter agreement will be construed and enforced as if such provision had never comprised a part hereof, (iii) the remaining provisions of this letter agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (iv) in lieu of such provision, there will be added automatically as a part of this letter agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

(g) This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile. PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart to this agreement.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and us.

Very truly yours,

Chelsea Therapeutics International, Ltd.

By:	/s/ Michael J. Roberts Name: Michael J. Roberts Title: Vice President, Business Development

Accepted and agreed as of the date first above written:

H. Lundbeck A/S

By:	/s/ Allan Wehnert Allan Wehnert Vice President R&D Project Strategy & Portfolio Management